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                                                                   Exhibit 2.4

                                  VINEYARD

                             PURCHASE AGREEMENT


     THIS AGREEMENT is entered into as of the 12th day of May, 1995, by and between The Grape Group, Inc., a California corporation ("Seller"), and Golden State Vintners, a California corporation, or its nominee ("Buyer").

                                   RECITALS

     Seller owns and is offering for sale the approximately 1,700 acre vineyard property located in Kern County, California which is more completely described below. Buyer has offered to buy the property, and the parties are entering into this Agreement to set forth the terms and conditions of the sale to Buyer.

     Beginning in February 1995, Seller commenced a regrafting program ("Regrafting Program") in which the 1500 acres of Chenin Blanc and French Colombard grapevines are being converted to Chardonnay, Zinfandel and Merlot
grapevines. Pursuant to a promissory note dated             , 1995 in the
original principal amount of $1,600,000 ("Regrafting Note"), Buyer has advanced funds to Seller to pay regrafting costs, water fees and property taxes, which Regrafting Note will be due August 31, 1995 in the event the Closing of this sale does not occur.

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

     1. AGREEMENT OF SALE. Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller that certain real property (the "Land") located in Kern County California and more particularly described in attached EXHIBIT A, together with:

          a. any and all buildings, trellising, any and all fixtures, parking areas, fuel and water tanks, landscaping, vines, growing crops, stakes, fencing, posts, vines, wells, irrigation and frost control facilities, fixtures and other improvements located upon the Land (the "Improvements");

          b. all machinery, equipment, furnishings, tools, motor vehicles, trailers, pumps, supplies, and other tangible personal property owned or leased by Seller and used in connection with the maintenance or operation of the Land and Improvements (the "Personal Property");

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          c.  all easements, rights of way, privileges, water rights, mineral rights (to the extent owned by Seller), licenses, appurtenances and other rights and benefits of Seller or belonging to or in any way related to the Land (the "Appurtenant Rights");

          d. all permits, consents, authorizations, variances, waivers, licenses, permits, certificates and approvals from any governmental or quasi-governmental authority with respect to Land or Improvements
(collectively, the "Approvals"); and

          e. all architectural, mechanical, engineering, as-built and other plans, specifications and drawings (the "Plans"), all surveys (including any ALTA survey) and all soil, environmental, engineering, production records or other reports or studies (the "Reports"), all trademarks, service marks, trade or business names and other intangible property used in connection with the operations of the Property, and all transferable or assignable warranties, representations, guaranties, contract rights and miscellaneous rights (the "Warranties") relating to the ownership, development, use and operation of the Land and Improvements.

          f. the Land, the Improvements, the Personal Property, the Appurtenant Rights, the Approvals, the Plans and the Warranties are referred to collectively herein as the "Property."

     2. PURCHASE PRICE. The purchase price for the Property is Four Million Five Hundred Ninety Thousand Dollars ($4,590,000) ("Purchase Price") and shall be paid by Buyer as follows:

          a. Buyer's assumption of that certain promissory note, dated September 30, 1986 in the original principal amount of $3,350,000 ("Prudential Note") payable to The Prudential Insurance Company of America ("Prudential"), secured by the first deed of trust on the property recorded on September 30, 1986 at Book 5921, page 2252 as Document No. 041570 in the Official Records of Kern County ("Prudential Deed of Trust"), a Security Agreement, dated September 30, 1986 between Seller and Prudential ("Prudential Security Agreement"), a UCC-1 Financing Statement recorded on September 30, 1986 at Book 5921, page 2271 as Document No. 041580 and a UCC-1 Financing Statement recorded on September 30, 1986 at Book 5921, page 2278 as Document No. 041581 ("Prudential UCCs"), as such documents were modified by that certain Modification and Extension Agreement, dated April 30, 1992, between Seller and Prudential, recorded May 22, 1992 at Book 6677, page 1411 as Document No. 072542 ("Modified Agreement"). The Prudential Note, Prudential Deed of Trust, Prudential Security Agreement, Prudential UCCs and Modification Agreement are collectively referred to as the "Prudential Loan Documents." The Prudential Loan Documents shall be revised as of the "Closing" (as defined in Section 6.1 below) by a First Supplemental Modification and Extension Agreement ("Supplemental Modification"), and as so revised shall be collectively referred to as the "Revised Prudential Loan

                                       2.

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Documents." The principal balance of the Prudential loan evidenced by the
Revised Prudential Loan Documents is estimated to be $2,441,000;

          b. Buyer's assumption of that certain unsecured promissory note, dated September 30, 1986, in the original principal amount of $452,791.17 ("Cottonwood Note") payable to Cottonwood Vineyard, as such Cottonwood Note shall be revised as of the Closing ("Revised Cottonwood Note") to be a term of 8 years payable interest only (which Revised Cottonwood Note shall be secured by a second deed of trust, subordinate to Prudential and Sanwa and it shall be non-recourse;

          c. Buyer's obligation to make certain payments to Seller of up to $1,696,209, without interest ("Contingent Obligation"), subject to the term and conditions of Section 2.1 below.

          2.1  CONTINGENT OBLIGATION PAYMENTS

               2.1.1 Buyer shall not be required to make any payments with respect to the Contingent Obligation until such time, if any, that Buyer has received "Net Cash Flow" (defined below) from the Property in sufficient amount to have:

          (a) paid in full the principal and interest of the Sanwa Bank California loan (in an estimated amount of $1.8 million) contracted to finance regrafting costs (the "Sanwa Loan");

          (b) reimbursed in full any costs in excess of the Sanwa Loan required for the total cost of regrafting the Property, plus interest on such excess amounts at the rate of 10 percent per annum from the date of advance of such excess costs ("Interest");

          (c) reimbursed the amount of $214,611, plus Interest, advanced to Seller to enable it to pay Prudential an interest payment which was part of the consideration for Prudential agreeing to the Supplemental Modification;

          (d) reimbursed in full for all farming losses incurred during the period commencing at the Closing ending with the first distribution of Net Cash Flow under Section 2.1.2., including without limitation, the cost of farming, owning and maintaining the Property, plus Interest.

The amounts set forth in Sections 2.1.1(a)-(d) above shall collectively referred to as the "Regrafting and Carrying Costs."

               2.1.2 After Buyer has received Net Cash Flow sufficient to pay the Regrafting and Carrying Costs, Net Cash Flow thereafter generated by the Property shall be

                                      3.

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distributed according to this Subsection 2.1.2 until such time as Seller has received payment in full of the Contingent Obligation. Net Cash Flow shall be distributed to the Seller and Buyer annually pursuant to this Subsection
2.1.2 in the following order and priority:

               (a) First, to Buyer until such time as Buyer shall have received the sum of $150,000;

               (b) Then, to Seller until such time as Seller shall have received the sum of $50,000;

               (c) Then, prorata to Seller and Buyer, with Seller receiving 25% and Buyer receiving 75% of all Net Cash Flow until such time as Seller has received payment in full of the Contingent Obligation from the payments made pursuant to this Subsection 2.1.2.

Net Cash Flow shall be calculated at the end of each fiscal year of Buyer (which fiscal year begins on July 1 and ends on June 30) and payments owing to Seller pursuant to this Subsection 2.1.2 shall be paid within fifteen (15) business days after delivery of the audit of Buyer for such fiscal year.

               2.1.3 The term "Net Cash Flow" under Sections 2.1.1 and 2.1.2 means the excess of deemed cash receipts for sales of grapes (based on the actual tonnage of grapes produced from the Property) over the costs of farming, owning and maintaining the Property (including, without interest, the cost of capital expenditures and those farming losses that are incurred after the first distribution under Section 2.1.2), interest payments on the Prudential and the Revised Cottonwood Note, excluding depreciation or amortization; cash receipts shall be deemed received within 60 days following harvest and be calculated in accordance with the following:

     (i) for Zinfandel and Chardonnay grapes, the price per ton payable by Gallo to Buyer under its contract with Gallo dated ____________, 1995.

     (ii) for Merlot grapes, the price per ton payable by Gallo to Buyer for Chardonnay grapes under its contract with Gallo dated ____________, 1995.

               2.1.4. SALE OF THE PROPERTY OR SHARE TRANSFERS:

          (a) If (i) Buyer sells the Property, either as part of the sale of all or substantially all of the assets of Buyer or Buyer's parent corporation ("Parent") or a sale of the Property standing alone ("Property Sale") or (ii) there is a sale of all or substantially all the outstanding shares of Buyer or Parent, or Parent is acquired by merger, consolidation or other reorganization (a "Share Transfer"), then, in either case, the provisions for Payment under Section 2.1.2 of this Agreement shall be terminated

                                      4.


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               and Buyer shall be entitled to share in the proceeds of the
               Property Sale or Share Transfer up to the amount of the Contingent Obligation (less amounts paid to Seller under Sections 2.1.1 and 2.1.2) on the terms and conditions set forth in the following subsections.

          (b) The proceeds of a Property Sale shall be either (i) the amount of consideration received for a sale of the Property individually, net of all commissions, expenses, attorneys and other consultant fees and other costs of sale ("Net Proceeds") or (ii) an allocable portion of the Net Proceeds (as described below) if the Property Sale includes other assets of Buyer or Parent or if a Share Transfer occurs.

          (c) An allocable portion of the Net Proceeds attributable to the Property (the "Allocable Consideration") means the total amount of Net Proceeds in cash or the face value of the other consideration received and calculating the cash flow multiple for the Property Sale or Share Transfer by dividing such Net Proceeds by the total "Net Cash Flow from Operations" ("NCF") of the assets sold in the Property Sale or, in the case of a Share Transfer, the total NCF of the Parent or Buyer's (or that percentage of Parent's or Buyer's NCF equal to the percentage of shares being transferred) and the product shall be referred to as the "Multiple". The NCF of the Property shall then be multiplied by the Multiple to determine the Allocable Consideration.

          (d) The Net Proceeds or Allocable Consideration, as the case may be, shall be distributed as follows: (i) first to discharge all amounts due under the Prudential and Cottonwood Notes (including principal and interest) (ii) NEXT, to discharge all other unrecovered amounts of Buyer under Sections 2.1.1 and
               2.1.3 above, and (iii) out of any excess, 25% shall be payable to Seller and 75% to Buyer. All consideration payable to Seller shall be payable in the same form and ratio as received by Buyer, Parent or Parent's shareholders. If the Property Sale or Share Transfer calls for reserves or holdbacks for warranties, indemnities or other deferrals, Seller shall be subject to its share of proceeds being held back or deferred.

          (e) NCF shall be determined for the twelve calendar months immediately preceding the closing of the Property Sale or Share Transfer, and shall be determined as net earnings before interest, taxes, depreciation and amortization, with net earnings calculated under generally accepted accounting principles.

                                      5.

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     3.   TITLE.

          a. PERMITTED TITLE EXCEPTIONS. Seller shall deliver good and marketable title to the Property to Buyer subject only to the following exceptions which hereinafter are referred to as the "Permitted Title Exceptions":

               i. a lien for local real estate taxes and assessments not yet due or payable;

               ii. the lien of the Prudential Deed of Trust, as modified by the Supplemental Modification; and

               iii. such other exceptions as may be approved in writing by Buyer pursuant to Section 5.1.c. below.

          b. OWNER'S POLICY. Evidence of title shall be the issuance at the Closing by the Title Company of its CLTA Standard Coverage Owner's Policy of Title Insurance insuring that fee title in the Property is vested in Buyer, subject only to the Permitted Title Exceptions (the "Title Policy"). Seller shall cause the Title Policy to include such endorsements as Buyer may reasonably request, including without limitation, a mechanic's lien endorsement.

     4. DOCUMENTS TO BE DELIVERED TO BUYER. Seller shall provide Buyer with a copy of each of the following documents and items on or before the earlier of May 12, 1995 or Closing (except as otherwise noted):

          i. TITLE REPORT. A current preliminary title report for the Property, issued by Chicago Title Company (the "Preliminary Title Report"), together with a copy of each document referred to in the Preliminary Title Report.

          ii. AGREEMENTS. Copies of all existing easements, covenants, restrictions, agreements, Warranties, and other documents which affect the Property and are not disclosed by the Preliminary Title Report, or if no documents exist, a certification of Seller to that effect.

          iii. PROPERTY DOCUMENTS. Copies of all of the Plans, Reports and Approvals and an inventory of the Personal Property.

          iv. CONTRACTS. Copies of all service, farming, grape, maintenance, management and other contracts and agreements related to the operation and management of the Property. Buyer shall have ten (10) days from the receipt of each such contract or agreement to notify Seller whether Buyer will assume each such contract or agreement as of

                                      6.


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the Closing or require that they be terminated. All agreements and contracts so assumed hereinafter are referred to as the "Assumed Contracts."

          v. OPERATING DOCUMENTS. Copies of all real and personal property tax bills and utility bills and a statement of income and expenses for the Property for the last two years, and all notices regarding any actual or potential claim, default, violation or liability with respect to the Property.

          vi. REGRAFTING PROGRAM. Copies of all contracts, specifications, agreements, invoices, work orders and all other documents, and a complete written description of any oral agreements or understandings, relating to or concerning the Regrafting Program (collectively, "Regrafting Contracts").

          vii. PRUDENTIAL LOAN DOCUMENTS. Copies of the Prudential Loan Documents, all financing statements relating to the Property recorded in favor of Prudential, all other documents related thereto and all agreements, amendments and modifications thereof.

     5.   CONDITIONS TO CLOSING.

          a. BUYER'S CONDITIONS. Buyer's obligation to purchase the Property is conditioned upon the satisfaction of each of the following conditions:

               i. The performance by Seller of every obligation of Seller hereunder, and the truth of each representation and warranty made in this Agreement by Seller at the time the representation or warranty was made and as of the Closing.

               ii. Buyer's review and approval of each document and item provided to Buyer by Seller in accordance with Sections 4.c. through 4.g. hereof. Any contracts and agreements provided to Buyer under 4.e and 4.f. which Buyer does not agree to assume shall be terminated by Seller effective as of the Closing date.

               iii. Buyer's review and approval of the Preliminary Title Report and all title exceptions. Buyer shall notify Seller in writing of any objections Buyer has to the Preliminary Title Report and the title exceptions within fifteen (15) days of Buyer's receipt of the referenced documents. Seller shall use its best efforts (including payment of money) to remove the objectionable exceptions. If the objectionable exceptions cannot be so removed prior to the Closing, Seller will advise Buyer thereof in writing and Buyer may either waive its objections or terminate this Agreement.

               iv. Buyer's inspection and approval, in Buyer's sole discretion, of the present physical condition and status of the Property, including (if applicable) such items as soil, electrical, mechanical, irrigation, frost control and drainage plans or specifications, the existence of any Hazardous Materials (defined in Section 7.1.f) on the Property, and conformance of the Land and Improvements with all applicable laws, codes, regulations and

                                      7.

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governmental approvals. Buyer shall have the right to conduct or cause to be conducted soils tests, tests for Hazardous Materials or any other tests Buyer determines are necessary or desirable to evaluate the condition of the Property.

               v. Buyer's inspection and approval, in Buyer's sole discretion, of all aspects of the Regrafting Program performed up to the Closing, including without limitation, inspection of the nursery records regarding the budwood, planting location of each of the varietals, and determination of whether the regrafts were successfully performed.

               vi. REGRAFTING CONTRACTS. Buyer shall have received an assignment of all Regrafting Contracts, and all other rights (if any), including warranties and guaranties, relating to the Regrafting Program, that Buyer has chosen to assume as of the Closing.

               vii. FINANCING. Buyer shall have obtained any and all necessary financing on terms and conditions satisfactory to Buyer in its sole and absolute discretion, and all such financing shall have been funded, to enable Buyer to consummate the transactions contemplated hereby and to provide adequate working capital to complete the Regrafting Program required to fulfill Buyer's obligations pursuant to the Grape Agreements and to finance the operation of the Property until the 1997 crop harvest.

               viii. THIRD PARTY CONSENTS. All consents, approvals and waivers from Prudential, Sanwa Bank, John Hancock Life Insurance Company, any governmental authorities, and other third parties necessary to permit Seller to transfer the Property to Buyer as contemplated hereby shall have been obtained.

               ix. REVISED PRUDENTIAL LOAN DOCUMENTS. Buyer's review and approval, in its sole and absolute discretion, of the Supplemental Modification, and the deposit into escrow prior to Closing of counterpart pages, duly executed by all parties thereto and notarized (where applicable), of the Supplemental Modification.

               x. SHAREHOLDER CONSENTS. Buyer shall have received resolutions adopted by its board of directors and ratified by its shareholders approving this Agreement and the transactions contemplated hereby, certified by the corporate secretary of Buyer.

               xi. NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other party shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               xii. OPINION OF COUNSEL. Seller shall have delivered to Buyer an opinion of counsel for Seller acceptable to Buyer, dated the Closing Date, in a form reasonably acceptable to Buyer opining that: Seller has been duly incorporated and organized and is validly existing and in good standing under the laws of the State of California; that Seller has full corporate power and authority to enter into and perform this transaction; that

                                      8.


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this Agreement has been duly authorized by all necessary corporate action on the part of Seller and has been duly executed and delivered by Seller; and that this Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms.

               xiii. CERTIFICATES. Seller shall furnish Buyer with such certificates of the respective officers of Seller (without qualification with respect to knowledge) and others to evidence compliance with the conditions set forth in this Article 5 as may be reasonably requested by Buyer.

               xiv. CORPORATE DOCUMENTS. Buyer shall have received from Seller resolutions adopted by the board of directors and ratified by the shareholders of Seller approving this Agreement and the transactions contemplated hereby, certified by the corporate secretary of Seller.

          b. DUE DILIGENCE PERIOD. Buyer's obligation to purchase the Property is subject to Buyer's satisfaction, in its sole discretion, with the Property after the review and inspections described in Section 5.1. above. Buyer shall have a period of twenty (20) days ("Due Diligence Period") from the last date that Buyer receives the documents required to be provided by Seller under Section 4 to notify Seller in writing that the Property is unsatisfactory and that Buyer wishes to terminate this Agreement. Upon delivery of that notice to Seller within the required period, this Agreement shall terminate. Buyer shall not be required to state the reasons for the termination in its notice.

          c. ACCESS. Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to the representations, warranties and covenants of Seller contained herein and the conditions precedent to the Closing. In performing its examinations and inspections of the Property, Buyer shall minimize any interference with Seller's use of the Property and Buyer shall indemnify Seller against and hold Seller harmless from all losses, costs, damages, liabilities and expenses resulting from the gross negligence or willful misconduct of Buyer or its representatives in connection with Buyer's entry upon the Property, but excluding claims arising out of the existence of new information about the condition of the Property.

          d.   SELLER'S CONDITIONS.

               i. The performance by Buyer of every obligation of Buyer hereunder, and the truth of each representation and warranty made in this Agreement by Buyer at the time the representation or warranty was made and as of the Closing.

               ii. All consents, approvals and waivers from governmental authorities, Prudential and other third parties necessary to permit Seller to transfer the Property to Buyer as contemplated hereby shall have been obtained.

                                      9.

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          e.   WAIVER. Either party may, at any time or times before the
Closing, waive one or more of the foregoing conditions, without affecting its rights and remedies with respect to the remaining conditions. Any such waiver must be in writing and signed by the waiving party.

     6.   CLOSING.

          a. CLOSING DATE. The consummation of the purchase and sale of the Property (the "Closing") shall be held at the offices of Chicago Title Company ("Title Company") on __________, 1995, or earlier as Buyer may elect, or later if agreed to in writing by Buyer and Seller.

          b. SELLER'S DEPOSITS INTO ESCROW. Seller shall deposit the following documents and items into escrow:

               i. a duly executed and acknowledged grant deed conveying the Land and Improvements to Buyer, subject only to the Permitted Title Exceptions;

               ii. a duly executed bill of sale, in the form of attached EXHIBIT B, transferring the Personal Property to Buyer;

               iii. a duly executed assignment, in the form of attached EXHIBIT C, assigning to Buyer all of Seller's interest in the Plans and Reports, all Warranties, the Service Contracts, Trademarks and all Approvals;

               iv. originals of all Service Contracts, Warranties, and originals or copies of all Plans, Reports, and Approvals;

               v. an affidavit in the form of attached EXHIBIT D stating that Seller is not a "foreign person" under IRC Section 1445(f)(3).

               vi. a certificate from Seller certifying that there has been no change in or damage to the Property (or specifying such change or damage) from the date of this Agreement and that the representations and warranties described in Section 7.a. are complete and accurate as of the Closing date;

               vii.  Seller's share of the closing costs as described in
Section 6.5 below;

               viii. the mortgagee estoppel statement from the lender holding the Prudential Deed of Trust in the form attached as EXHIBIT E.

               ix. the Supplemental Modification, duly executed and notarized by Prudential and Seller.

                                      10.


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               x.   such other documents as may reasonably be required to
complete the Closing.

          c. BUYER'S DEPOSITS INTO ESCROW. Buyer shall deposit the following into escrow:

               i.   the Purchase Note duly executed by Buyer;

               ii.  The original Regrafting Note.

               iii. Buyer's share of the closing costs as described in
Section 6.5. below; and

               iv. such other documents as may reasonably be required to complete the Closing.

          d. PRORATIONS. All expenses for the Property will be prorated as of February 1, 1995 (the "Proration Date") and the Purchase Price will be adjusted on the following basis:

               i. 1995 CROP. The parties acknowledge that due to the grafting to be conducted pursuant to the Grape Agreements, the Property will not produce a saleable crop in 1995 or 1996. However, all cultural costs paid by Seller with respect to the 1995 growing season (for example, water costs for 1995), not paid from the proceeds of the loan evidenced by the Regrafting Note, and attributable to the period after the Proration Date and will be reimbursed to Seller by Buyer.

               ii. ACCOUNTS PAYABLE. All sums due for accounts payable which were owing or accrued by the Property prior to the Proration Date and for all agreements and contracts not assumed by Buyer will be paid by Seller and Seller agrees to indemnify and hold Buyer harmless with respect thereto. Buyer will furnish to Seller for payment any bills received after the Closing with respect to such accounts, agreements and contracts, and Buyer will have no further obligation with respect thereto. Payments due under any Service Contracts shall be prorated as of the Proration Date, and Buyer shall be liable for all payments accruing thereafter.

               iii. PROPERTY TAXES. All real and personal property ad valoreum taxes and special assessments, if any, will be prorated to the Proration Date, based on the latest available tax rate and assessed valuation.

               iv. UTILITY CHARGES. All utility (including, without limitation, electricity, gas, water, sewer and telephone) charges will be prorated to the Proration Date. All utility security deposits, if any, will be retained by Seller.

                                      11.

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               v.   POST CLOSING. If the amount of any proration cannot be
determined at the Closing, the adjustments will be made between the parties as soon after Closing as possible.

          e. CLOSING COSTS. The Closing costs for this transaction shall be paid as follows:

               i. Seller shall pay one-half (1/2) of the Title Company's escrow and recording fees, and all transfer taxes.

               ii. Seller shall pay the cost of Buyer's title insurance policy and Buyer shall pay the additional cost of any lender's policies of title insurance or endorsements to the existing Prudential lender's title policy which may be required by Prudential.

               iii. Buyer shall pay all remaining escrow fees and recording fees.

          f. CLOSING. Pursuant to Section 6.1 above, Title Company shall close the escrow for this transaction when it is in a position to issue the Title Policy and has received from Seller and Buyer the items required of each in Sections 6.2 and 6.3 above. Title Company shall close escrow by doing the following:

               i.   Recording the grant deed and the Supplemental
Modification, in that order, in the Official Records of Kern County Recorder;

               ii. Delivering to Buyer the Title Policy, the original documents and items listed in Section 6.2 above, and a closing statement for the escrow consistent with this Agreement and satisfactory to Buyer and Seller (the "Closing Statement"), and any refund due Buyer; and

               iii. Delivering to Seller the Purchase Note, the Regrafting Note and Seller's closing statement.

          g. POSSESSION. Seller shall deliver possession to the Property to Buyer on the Closing Date.

                                      12.


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     7.   REPRESENTATIONS AND WARRANTIES.

          a. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to Buyer, which representations and warranties shall survive the Closing and all of which (i) are material and are being relied upon by Buyer, and (ii) are complete and accurate as of the date hereof and shall be complete and accurate at the Closing date:

              i. To the best of Seller's knowledge, there are no material, physical or mechanical defects of the Property, including, without limitation, the irrigation, frost control, drainage and wastewater and stormwater disposal systems, stakes, fencing, posts and trellising and all such items are in good operating condition and repair and in compliance with all applicable governmental requirements. There is no evidence of phylloxera or other diseases and pests on or about the Property, including without limitation, the existing vines, and vines regrafted as part of the Regrafting Program.

              ii. To the best of Seller's knowledge, the use and operation of the Property is in full compliance with applicable building codes, environmental, seismic design, zoning and land use laws, other local, state and federal laws and regulations, and restrictive easements or covenants affecting the Property;

              iii. The Plans, Reports, Service Contracts, Approvals, Warranties, Regrafting Contracts, and all other contracts or documents delivered to Buyer in connection with the purchase and sale of the Property are all of the documents or agreements affecting the Property, are originals or complete and accurate copies, and are in full force and effect and, to Seller's knowledge, without default by any party thereto. No information or documents given to Buyer pursuant to this Agreement will contain any untrue statement of a material fact or omit to state a material fact making the statements contained therein misleading;

              iv. Except as disclosed to Buyer in writing, Seller does not have knowledge of any condemnation proceedings or any land-use or development regulations or proceedings existing or proposed, which would affect the use and operation of the Property, nor has Seller received notice of any special assessment proceedings or other matters affecting the use, occupancy or value of the Property;

              v. To the best of Seller's knowledge, Seller has obtained all licenses, permits, certificates, approvals, variances, easements and rights of way required from all governmental authorities having jurisdiction over the Property or from private parties for the normal use and operation of the Property and to insure vehicular and pedestrian ingress to and egress from the Property;

                                      13.

              vi. For purposes of this Agreement, the term "Hazardous Substances" shall mean materials regulated under any federal, state or local law or regulation, as amended from time to time, as a toxic, hazardous, contaminated or similarly harmful or dangerous material or substance. To the best of Seller's knowledge, there are no Hazardous Materials being stored or otherwise held on, under or about the Property by Seller or to Seller's knowledge after due inquiry, by any other party. To the best of Seller's knowledge, the Property has been maintained in substantial compliance with all federal, state, local and foreign environmental protection, occupational, health and safety or similar laws, statutes, ordinances, restrictions, licenses and local environmental protection, occupational, health and safety or similar laws, statutes, ordinances, restrictions, licenses and regulations, including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, and also including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 ET SEQ.), Resource Conservation & Recovery Act (33 U.S.C.
Section 6901 ET SEQ.), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201, 300f), Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C. Section 9601 ET SEQ.), California Health & Safety Code (Section 25100 ET SEQ.,
Section 39000 ET SEQ.), and California Water Code (Section 13000 ET SEQ.);

              vii. Seller has not received any written report, notice or other information, or to its knowledge otherwise been advised under the California Health and Safety Code or any other applicable local, state or federal law regarding Hazardous Materials on, under or affecting the Property or requiring the removal of any Hazardous Materials from the Property;

              viii. To Seller's knowledge after due inquiry, no property within two thousand (2,000) feet of the Property has been the site of a significant disposal of Hazardous Materials or has been designated a hazardous waste or border zone property as such terms are defined in Sections 25117.3 or 25117.4 of the California Health and Safety Code;

              ix. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California; this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by Seller, and are, or at the Closing will be, legal, valid, and binding obligations of Seller, and do not, and at the time of Closing will not, violate any provision of any agreement to which Seller is a party or to which it is subject or any law, judgment or order applicable to Seller;
              x. At the time of Closing there will be no outstanding contracts made by Seller with respect to grapes to be grown on the Property or for any improvements

                                      14.

to the Property which have not been fully performed or paid, as the case may be, and Seller shall cause to be discharged all mechanics' liens arising from any labor or materials furnished to the Property prior to the time of the Proration Date;

               xi. Seller is the sole owner of the Property in fee simple free and clear of any right to or claim of possession by any other party (including, without limitation, tenants or employees, with or without leases), and has authority to sell it to Buyer;

               xii. Seller is not a "foreign person" within the meaning if IRC Section 1445(f)(d);

               xiii. To the best of Seller's knowledge, there is no claim, litigation, or governmental investigation or proceeding, actual or potential, that may affect the Property and no unrecorded easements, unrecorded mechanics' lien claims, unrecorded taxes and assessments, claims of encroachment or prescriptive easements affecting the Land or Improvements;

               xiv. No proceedings under any bankruptcy or insolvency laws have been commenced by or against Seller which have not been terminated; no general assignment for the benefit of creditors has been made by Seller; and no trustee or receiver of Seller's property has been appointed;

               xv. Seller knows of no facts nor has Seller failed to disclose any fact which would prevent Buyer from using and operating the Property after Closing in the normal manner in which similar properties in the area are operated;

               xvi. The Property does not serve any adjoining property for any purpose to Seller's knowledge after due inquiry, inconsistent with the current use of the land by the Seller, and the property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained;

               xvii. There are no leases, subleases, licenses, concessions, or other agreements, written, or, to Seller's knowledge after due inquiry, oral granting to any person the right to use or occupancy of any portion of the Property;

               xviii. There are no outstanding options or rights of first refusal to purchase or lease the Property, or any portion thereof or interest therein;

               xix. The Lost Hills Water District, which serves the Property with water has received its full allocation of water from the Kern County Water District for 1995; however, Seller makes no other representation concerning whether or not the Property is restricted in any adverse way in the current and forseeable future use of its water rights,

                                      15.

water supply or mineral rights, or whether such water rights and supply are sufficient for the current and forseeable future operation of the Property;

               xx. The Improvements have received all approvals of governmental authorities (including permits and licenses) required in connection with the operation of the Property and have been operated and maintained in compliance with all applicable legal requirements; and

               xxi. The Improvements are supplied with utilities and other services in such amounts as are reasonably necessary for the current and forseeable future operation of the Property, including any necessary gas, electricity, irrigation, drainage facilities, sanitary and storm sewer service, and such utilities and other services are installed, provided and connected pursuant to valid permits and otherwise in compliance with all legal requirements.

               xxii. The budget for the Regrafting Program, which has been previously provided to Buyer, has not been modified or amended and the Regrafting Program has been or will be completed within such budget.

          b. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby makes the following representations and warranties to Seller, which representations and warranties shall survive the Closing and all of which (i) are material and are being relied upon by Seller, and (ii) are complete and accurate in all respects as of the date hereof and shall be complete and accurate as of the Closing Date:

               i. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

               ii. This Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by Buyer, and are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and at the time of Closing will not, violate any provisions of any agreement to which Buyer is a party or to which it is subject or any law, judgement or order applicable to Buyer.

               iii. No proceedings under any bankruptcy or insolvency laws have been commenced by or against Buyer which have not been terminated; no general assignment for the benefit of creditors has been made by Buyer; and no trustee or receiver of Buyer's property has been appointed.

     8. INDEMNIFICATION. Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all claims, demands, liabilities, costs and damages, including without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or covenant made by such party in this Agreement or in any document,

                                      16.

certificate, or exhibit given or delivered to the other party pursuant to or in connection with this Agreement. Seller further agrees to indemnify Buyer and hold Buyer harmless from and against any claims, demands, liabilities, costs and damages asserted against or suffered by Buyer and resulting from or arising out of the ownership, use or construction of the Property prior to the conveyance of the Property to Buyer, including, without limitation, claims arising from the presence, prior to Closing, of any Hazardous Materials on the Property and reimbursement of cleanup or remedial action costs under any law or regulation regarding the generation, use, storage, or disposal of such Hazardous Materials. All of these indemnifications shall survive the Closing and conveyance of the Property to Buyer.

     9.   RISK OF LOSS; INSURANCE PROCEEDS; CONDEMNATION.

          a.   DAMAGE OR DESTRUCTION.

               i. In the event of damage or destruction of the Improvements prior to the Closing date in an amount less than $100,000, Buyer and Seller shall consummate this Agreement, and Seller shall promptly proceed to repair and restore the Improvements and, at Buyer's election, the Closing date and all other performance dates in this Agreement shall be extended for the number of days required for such repair and restoration.

               ii. In the event of damage or destruction of the Improvements prior to the Closing date in an amount in excess of $100,000, Buyer may elect any of the following:

                    (1) to terminate this Agreement upon written notice to Seller;

                    ii. to consummate this Agreement, but to postpone the Closing date, in which event Seller shall promptly proceed and diligently pursue efforts to repair and restore the Improvements to their condition immediately prior to such damage or destruction; and the Closing date and all other performance dates in this Agreement shall be extended for the number of days required for such repair and restoration; provided, however, that if such repair and restoration is not completed within one hundred eighty (180) days after the damage or destruction, Seller or Buyer may, at either party's option, terminate this Agreement upon written notice to the other party; or

                    iii. consummate this Agreement as scheduled, in which event Seller shall pay to Buyer any and all insurance proceeds payable with respect to such damage or destruction for costs of repair and restoration of the Property, plus such additional amount if any as may be required to repair or restore the Improvements to their condition immediately prior to such damage or destruction.

          b. INSURANCE. Seller represents to Buyer that the Improvements are presently insured by a fire and extended coverage policy of insurance in an amount equal to 100% of the replacement cost of the Improvements. Seller agrees to maintain the policy in

                                      17.

effect through the Closing date, and upon Buyer's request, to provide Buyer a certificate of such insurance.

          c. EMINENT DOMAIN. If, prior to the Closing, all of the Land and Improvements are taken by eminent domain, this Agreement shall be deemed cancelled. If only part of the Land or Improvements are so taken, Buyer shall have the option of (a) proceeding with the Closing and acquiring the Property as affected by such taking, together with all compensation and damage awarded or the right to receive same, or (b) cancelling this Agreement. If Buyer elects option (a) above, Seller agrees to assign to buyer at the Closing its rights to such compensation and damages, and will not settle any proceedings relating to such taking without Buyer's prior written consent. Seller shall promptly (and in any event prior to the closing) notify Buyer of any actual or threatened condemnation affecting the Property.

     10. SELLER'S COVENANTS DURING CONTRACT PERIOD. Between Seller's execution of this Agreement and the Closing, or earlier termination of this Agreement as permitted hereunder, Seller shall (i) maintain the Property in good order, condition and repair, reasonable wear and tear excepted, (ii) not make any physical changes to the Improvements, (iii) continue to manage the Property in manner in which it is being managed, and (iv) not enter into any lease, amendment of lease or other agreement pertaining to the Property, without Buyer's prior consent which consent shall not be unreasonably withheld if such bases are entered into in the ordinary course of business and are consistent with the type, term and rental of other comparable leases of the Property.

     11. ASSIGNMENT. Buyer shall have the right to assign this Agreement to a third party or parties who shall then be entitled to acquire the Property on the terms set forth herein. Except as just provided herein, neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     12.  MISCELLANEOUS.

          a. NOTICE. All notices and any other communications permitted or required under this Agreement must be in writing and will be effective (i) immediately upon delivery in person, or (ii) 24 hours after deposit with a commercial courier or delivery service for overnight delivery, (iii) seven days after deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid, or (iv) upon receipt, if transmitted by facsimile with confirmed receipt between 9:00 a.m. and 5:00 p.m. on a business day, otherwise, on the following business day. All notices must be properly addressed and delivered to the parties at the addresses set forth below, or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this Section:

                                      18.

          Seller:             The Grape Group, Inc.
                                      c/o Simpson Farm Company
                                      19357 Avenue 17 1/2
                                      Madera, Ca 93637

                                      Fax: (209) 674-0753
                                      Attn: John Simpson

          Buyer:              Golden State Vintners
                                      38558 Road 128
                                      P.O. Box 39
                                      Cutter, California 93615

                                      Fax: (209) 528-2509
                                      Attn: Ron Foster

          With a copy to:     Farella, Braun & Martel
                                      235 Montgomery Street 30th Floor
                                      San Francisco, California  94104

                                      Fax: (415) 954-4480
                                      Attn: Frank E. Farella

          b. HEADINGS. The headings used herein are for purposes of convenience only and should not be used in construing the provisions hereof.

          c. COVENANT OF FURTHER ASSURANCES. The parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

          d. ENTIRE AGREEMENT. This document represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements. This Agreement may only be modified by a written instrument signed by both parties.

          e. PARTIAL INVALIDITY. If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected.

          f. NO WAIVER. No consent or waiver by either party to or of any breach of any representation, covenant or warranty shall be construed as a consent to or waiver of any other breach of the same or any other representation, covenant, or warranty.

                                      19.

          g. ATTORNEYS' FEES. In the event of any controversy, claim or action being filed between the parties respecting this Agreement or in connection with the Property, the prevailing party shall be entitled, in addition to all expenses, costs or damages, to reasonable attorneys' fees, whether or not such controversy was litigated or prosecuted to judgement.

          h. BROKERS AND FINDERS. Neither party has had any contact or dealings regarding the Property, through any licensed real estate broker or other persons who can claim a right to a commission or finder's fee in connection with this transaction. In the event that any other party claims a commission or finder's fee in this transaction, the party through whom the party makes his claim shall be responsible for said commission or fee and shall indemnify the other against all costs and expenses (including reasonable attorneys' fees) incurred in defending against the same.

          i.   TIME OF THE ESSENCE. Time is of the essence of this Agreement.

          j. GOVERNING LAW. This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of California.

          k. INTERPRETATION. All parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement shall be construed

                                      20.